EXHIBIT 99.1

NEWS	CONTACT: Murray H. Gross, President & CEO
U.S. Home Systems, Inc.
214.488.6300 mgross@ushomesystems.com

Terri MacInnis, Dir. of Investor Relations
Bibicoff & Associates, Inc.
818.379.8500 terrimac@bibicoff.com

U.S. HOME SYSTEMS REPORTS OPERATING RESULTS FOR YEAR ENDED 2004

20% Revenues Increase and Net Less $0.08 Per Share

DALLAS, TX., MAR. 29, 2005 — U.S. Home Systems, Inc. (NasdaqNMS: USHS) today reported financial results for the year ended December 31, 2004.

For the year ended December 31, 2004, consolidated revenues were a record $88,765,736, an increase of 20%, as compared with $73,948,168 in the prior year. Net loss for the year was $600,338, or $0.08 per share, compared with net income of $1,527,943, or $0.22 per diluted share, in the prior year period.

Home Improvement Operations: As previously reported, during 2004, USHS’s home improvement operations have been engaged in an aggressive expansion program with The Home Depot. In connection with its expansion program, the Company’s interior products business opened five kitchen and bath sales and installation centers in new markets and converted three of its existing kitchen and bath centers, which it previously operated under its own brands, in three other markets. At December 31, 2004, the Company’s kitchen and bath refacing products and services were available to The Home Depot customers in over 320 stores in designated markets in the Western and Midwest United States, as compared with 126 stores at December 31, 2003.

In the Company’s interior products business, revenues for the year ended December 31, 2004 and 2003 were $61,379,000 and $50,278,000, respectively. Net income from continuing operations was $976,000 and $1,352,000 for the same periods, respectively.

In USHS’s exterior products business, the Company opened new deck manufacturing facilities in Westboro, Massachusetts and Bridgeport, Connecticut. Combined with its manufacturing facility in Glen Mills, Pennsylvania, which it opened in October 2003, and its original manufacturing facility in Woodbridge, Virginia, USHS’s deck products and services were available to The Home Depot customers in approximately 240 The Home Depot stores at December 31, 2004, as compared with 105 stores at the end of 2003.

Revenues for the Company’s exterior products business for the year ended December 31, 2004 were $21,522,000, as compared with $19,333,000 in the year ended December 2003. Net loss was $1,847,000 as compared with net income of $320,000 for the same periods, respectively.

“In 2004 we accelerated the opening of sales and manufacturing facilities in certain markets to serve The Home Depot customers. Opening these sales and manufacturing facilities in new markets requires capital and other expenditures, and requires funding operating losses during the initial months following the opening of each facility. As we previously reported, although we were generating increased revenues, our expected start-up operating losses in these new operations were greater than originally anticipated due to several operating challenges. Consequently, while we achieved our plans to expand into new markets with The Home Depot, our revenue growth was insufficient to cover our increased operating expenses, resulting in an operating loss for the year,” said Murray H. Gross, Chairman, President and Chief Executive Officer of USHS.

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Exhibit 99.1 – Page 1

USHS REPORTS YEAR-END 2004 RESULTS	PAGE TWO

“In our California interior products centers, we experienced greater losses than originally expected principally resulting from difficulties in recruiting a sufficient number of qualified subcontractor installers. Since our revenues are recognized upon completion of installation of a sales order, the labor shortage had a significant impact on our revenues as we were unable to achieve our normal installation cycle time. During the fourth quarter 2004, as a result of implementing an employee workforce in California, we have significantly improved the timeliness of completing sales orders. However, increases in labor rates in our California markets, as well as the costs of training and equipping the employee workforce, reduced our fourth quarter gross profit margins. Except for the installer-related problems in California, which we believe have been corrected through our employee-based workforce, the roll-out of interior products expansion program with The Home Depot has proceeded in line with our plan.” said Gross.

Gross continued, “The net loss in 2004 for our exterior products segment was significantly greater than we anticipated and was primarily due to an inadequate supply of customer leads and an erosion of our gross profit margins. To address this segment’s operating losses, in October 2004 we implemented certain cost reduction programs including workforce reductions and reassignment of certain personnel by combining our sales and marketing functions for our interior and exterior products, and we increased our deck selling prices. We are also in the process of adjusting our deck marketing and sales programs and rebuilding our deck sales force to increase customer leads. We are evaluating the effectiveness of these actions and are reviewing other actions to return our deck operations to profitability.

“We are committed to a growth strategy with The Home Depot which we believe will define our long-term success. Our commitment to this objective requires us to invest in our business and we intend to continue to concentrate our efforts and to allocate our personnel and capital resources to continue the expansion of the roll out of kitchen and bath refacing products and wood decks in designated The Home Depot stores. In support of this commitment, in November 2004, we and Renewal by Andersen (RbA) agreed to terminate our Retailer Agreement effective December 31, 2004 because we believe that the sale and installation of RbA window and patio doors in a single designated market is not compatible with our current business and growth strategy.”

Gross concluded, “As we continue to enter new markets with The Home Depot, we understand that some markets may challenge our marketing and sales functions, and other markets may challenge our installation capacities. Adjusting to these factors and delivering consistent operating results will continue to require our timely and affirmative reaction to these operating issues. We are confident that as our corrective actions continue to favorably impact our operations, we will return our business to profitability and will increase commensurate value to our stockholders.”

Consumer Finance Operations: For the year ended December 31, 2004, revenues in this business segment were $5,865,000, an increase of 35 percent, as compared with $4,337,000 in the prior year. Net loss in consumer finance operations was $75,000, as compared with a net loss of $180,000 for the same periods, respectively.

“The Company’s consumer finance business grew its revenues and reduced its operating loss as compared with the prior year. During 2004, the low interest rate, easy credit refinancing environment limited the growth of our portfolio of retail installment obligations and resulting revenues. Recent interest rate changes, which we expected would reduce refinancing, thus far have only had a nominal affect on the number of early payoffs of accounts we are experiencing. Additionally, the interest rate environment resulted in a reduction in our finance margin in 2004 as compared with 2003,” Gross said.

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EXHIBIT 99.1 – Page 2

USHS REPORTS YEAR-END 2004 RESULTS	PAGE THREE

Management of USHS will host a conference call to discuss its fiscal year 2004 results at 9:30 a.m. CST on Tuesday, March 29, 2005.

To participate in the call, please dial 800-798-2884 (international callers dial 617-614-6207) at least five minutes prior to the start time of the call. The passcode for the call is 41077484. The call will also be simulcast and can be accessed on the Internet at www.fulldisclosure.com and www.streetevents.com.

For those who cannot listen to the live broadcast, an audio replay of the call will be available on these web sites for 14 days. A telephone replay of the call will also be available through April 12, 2005. To listen to the telephone replay, dial 888-286-8010 (617-801-6888 outside the U.S.) and enter conference passcode 60019064.

FINANCIAL HIGHLIGHTS

Consolidated Statements of Operations (In thousands, except shares and per share amounts)	(unaudited) Year Ended December 31,
	2004	2003
Revenues	$88,766	$73,948
Operating income (loss)	(1,227)	2,643
Income (loss) for continuing operations before income taxes	(1,407)	2,445
Income tax expense (benefit)	(461)	953
Net income (loss) from continuing operations	(946)	1,492
Net income (loss) on discontinued operations	346	36
Net income (loss)	(600)	1,528
Net income (loss) per common share – basic:
Continuing operations	$(0.13)	$0.23
Discontinued operations	$0.05	$—
Net income (loss)	$(0.08)	$0.23
Net income (loss) per common share – diluted:
Continuing operations	$(0.13)	$0.22
Discontinued operations	$0.05	$—
Net income (loss)	$(0.08)	$0.22
Number of weighted-average shares of common stock outstanding
Basic	7,230,021	6,492,347
Diluted	7,230,021	6,863,606

The Company has recast its financial data for the years ended December 31, 2004 and 2003 to reflect its RbA business as a discontinued operation.

Exhibit 99.1 – Page 3

USHS REPORTS YEAR-END 2004 RESULTS	PAGE FOUR

About U.S. Home Systems, Inc.

U.S. Home Systems, Inc. (www.ushomesystems.com) manufactures or procures, designs, sells and installs custom quality specialty home improvement products and provides financing services to customers of residential contractors throughout the United States. The Company’s home improvement products are marketed directly to consumers through a variety of media sources under nationally recognized brands, including The Home Depot® Kitchen and Bathroom Refacing, The Home Depot Installed Decks and Century 21 Home Improvement, and under our Facelifters brand. The Company’s product lines include replacement kitchen cabinetry, kitchen cabinet refacing and countertop products utilized in kitchen remodeling, bathroom refacing and related products utilized in bathroom remodeling, wood decks and related accessories, replacement windows and patio doors. The Company manufactures its own cabinet refacing products, bathroom cabinetry and wood decks. The Company’s consumer financing business purchases retail installment obligations from residential remodeling contractors throughout the United States, including contracts originated by our own home improvement operations.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on a number of assumptions, including expectations for continued market growth and anticipated revenue levels. Although the Company believes these assumptions are reasonable, no assurance can be given that they will prove correct. The Company’s ability to continue to grow sales and to expand geographically and through new products and acquisitions will be key to its success in the future. If the industry’s or the Company’s performance differs materially from these assumptions or estimates, U.S. Home Systems’ actual results could vary significantly from the estimated performance reflected in any forward-looking statements.

03/29/05	# # #

Exhibit 99.1 – Page 4